Exhibit 99.1

Company/Investor Contact:	Media Contact:
Veronica Zsolcsak	Kelly Fitzsimmons
Chief Financial Officer	Aspire Communications
781/685-4016	781/862-0323
veronicaz@healthgate.com	kellyf@aspirepr.com

HealthGate Data Corp. Reports Fourth Quarter and Year-End Results

Burlington, MA – March 2, 2004 – HealthGate Data Corp. (HGAT), a provider of evidence-based decision support tools, applications, and healthcare content, today announced financial results for the fourth quarter and fiscal year ended December 31, 2003.

Fourth Quarter Results

Total revenue for the fourth quarter of 2003 was $1.5 million, which is equal to the fourth quarter of 2002 revenues.

HealthGate reported a net loss of $0.3 million or a loss per share of $0.07 for the fourth quarter of 2003 compared to a net loss of $1.0 million or a per share loss of $0.16 for the fourth quarter of 2002.  During the fourth quarter of 2003, HealthGate completed the transaction to acquire substantially all of the assets and certain liabilities of EBM Solutions. As a result, fourth quarter 2003 costs and expenses include amortization of the acquired EBM Solutions assets of $117,000 and operating expenses of $149,000 directly related to the EBM Solutions acquisition.  There was also a severance charge of $129,000 in the quarter.

“The demand for tools to help healthcare institutions improve quality, reduce costs, and reduce liability is growing rapidly.  With the acquisition of EBM Solutions, HealthGate has strengthened the suite of tools it provides to meet these demands.  The combination of EBM’s evidenced-based tools and HealthGate’s award-winning content provides great economic value for our customers and potential growth opportunities for HealthGate,” said Bill Reece, HealthGate’s CEO.

Year 2003 Results

Total revenue for the year ended December 31, 2003 was $6.1 million compared to $6.2 million 2002.  Notably, the percentage of U.S. hospitals using HealthGate’s content products and tools increased to approximately 15% from 13% at the end of 2002.

HealthGate reported a net loss of $1.4 million or a loss per share of $0.27 for the year ended December 31, 2003.  For the year ended December 31, 2002, HealthGate reported a net loss of $4.4 million or a loss per share of $0.74.

HealthGate’s total costs and expenses for 2003 were $8.6 million compared to $10.8 million for 2002.  The continued reductions in operating expenses were primarily the result of productivity gains, increased use of technology to handle daily business transactions, and lower depreciation expenses.

About HealthGate

HealthGate Data Corp. (HGAT) is a provider of evidence-based support tools, applications, and healthcare content that help healthcare providers and payors improve quality, reduce variability of care, reduce costs, and reduce risk and liability. HealthGate’s consumer health information is URAC-accredited, and its evidence-based clinical guidelines are backed by rigorous and independent medical review supported through our affiliations with academic medical facilities including Duke University

Medical Center, Vanderbilt University Medical Center, Emory University School of Medicine, and Oregon Health and Science University.

HealthGate’s comprehensive content repository of healthcare information is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. This wealth of content includes information on conditions, evidence-based clinical guidelines, diagnostic and surgical procedures, general and specific drug data, the human anatomy, disease symptoms, alternative medicines, illnesses, surgeries, and breaking medical news. HealthGate’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

HealthGate has become an integral part of operations in more than 700 healthcare institutions. Some of the most respected academic and healthcare institutions in the world, including Partners Health System and HCA, now utilize the data provided by HealthGate. In addition, HealthGate supplies Section 508 compliant consumer health information to the Veterans Administration, Military Health System, and the United States Department of Health and Human Services. HealthGate is publicly traded under the symbol of HGAT on the OTC Bulletin Board (OTCBB). More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its products and services and to develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare content industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; the successful integration of the EBM Solutions business acquired in October 2003; reliance on content providers, computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.

Condensed Statement of Operations

(in thousands, except per share data)

	Three months ended December 31, 2003	Three months ended December 31, 2002	Twelve months ended December 31, 2003	Twelve months ended December 31, 2002

Revenue	$1,539	$1,539	$6,060	$6,193

Costs and expenses:
Cost of revenue	569	805	2,524	2,779
Research and development	563	553	1,944	2,424
Sales and marketing	203	259	1,055	1,460
General and administrative	672	950	2,955	4,161
Lease exit costs	—	—	77	—
Total costs and expenses	2,007	2,567	8,555	10,824

Loss from operations	(468)	(1,028)	(2,495)	(4,631)

Interest and other income (expense), net	123	55	1,105	196

Net loss	$(345)	$(973)	$(1,390)	$(4,435)

Basic and diluted net loss per share	$(0.07)	$(0.16)	$(0.27)	$(0.74)

Shares used in computing basic and diluted net loss per share	5,022	6,015	5,085	6,015

HealthGate Data Corp.

Condensed Balance Sheet

(in thousands)

	December 31, 2003	December 31, 2002

Assets
Current assets:
Cash, cash equivalents and marketable securities	$3,431	$4,449
Accounts receivable, net of allowance for doubtful accounts	159	128
Prepaid expenses and other current assets	111	378
Total current assets	3,701	4,955

Fixed assets, net	282	1,355
Intangible assets, net	546	242
Goodwill	231	—
Other assets	319	340
Total assets	$5,079	$6,892

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$—	$6
Accounts payable	375	798
Accrued expenses	1,796	1,899
Deferred revenue	2,084	2,166
Total current liabilities	4,255	4,869

Other long-term liabilities	300	807
Total liabilities	4,555	5,676

Stockholders’ equity:
Common stock	161	180
Additional paid-in capital	99,919	99,202
Accumulated deficit	(99,556)	(98,166)
Total common stock and other stockholders’ equity	524	1,216

Total liabilities and stockholders’ equity	$5,079	$6,892